UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 28, 2008

(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Employment Agreement with Raymond J. Land

On May 28, 2008, Clarient, Inc. (the “Company”) entered into an employment agreement with Raymond J. Land, pursuant to which Mr. Land will serve as Senior Vice President and Chief Financial Officer of the Company, commencing on June 5, 2008. Under the terms of the agreement, Mr. Land will receive a base salary of $265,000 per year and options to purchase 500,000 shares of common stock of the Company. The options will vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter (subject to acceleration in the event of a change of control) and will have an exercise price equal to the last sale price per share of the Company’s common stock on the date of grant. In addition, Mr. Land will participate in the Company’s Management Incentive Plan and will be eligible for a target incentive bonus of 60% of base salary based on achievement of Company and personal objectives. Mr. Land is also entitled to certain perquisites, such as an automobile allowance, matching contributions under a voluntary savings plan, a monthly $5,000 housing allowance (grossed up to the extent of taxes payable by Mr. Land with respect thereto), and other benefits generally available to the Company’s executives.

Subject to executing a general release of the Company and a non-solicitation covenant, Mr. Land will be entitled to receive severance payments in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a change of control of the Company, or (iii) as a result of his death or disability (any of the foregoing, a “Severance Termination”). Such severance payments will consist of payment of 12 months’ base salary (based on the base salary in effect at the time of termination), as well as continued coverage under the Company’s medical and health plans, and all options that are exercisable on or before the termination date will remain exercisable until the earlier of the first anniversary of his date of termination or the expiration date of the options. In the event of termination of Mr. Land’s employment for any reason, he will be entitled to receive all accrued, unpaid salary to the date of termination, and in the event of termination of Mr. Land’s employment for any reason other than by the Company for cause, he will be entitled to a pro rata portion of his bonus for the year of termination.

The Company issued a press release announcing Mr. Land’s appointment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1. The information set forth above is qualified in its entirety by reference to Mr. Land’s employment agreement attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Raymond J. Land Appointed as Chief Financial Officer of the Company

On May 28, 2008, Raymond J. Land was appointed to serve as the Company’s Senior Vice President and Chief Financial Officer, effective June 5, 2008. Mr. Land replaces James V. Agnello, who announced his resignation as the Chief Financial Officer position earlier this month, which resignation will become effective upon Mr. Land’s appointment.

Mr. Land, 63, has more than 15 years experience as a public company Chief Financial Officer in life sciences and related businesses and more than 30 years of experience in financial and general management positions where he had responsibility for the accounting, treasury, tax, investor relations, information technology and strategic planning functions. He has spent the last year as Chief Financial Officer of Safeguard Scientifics, Inc., the Company’s majority stockholder. From 2006 to 2007, Mr. Land served as Executive Vice President and Chief Financial Officer of Medcenter Solutions, Inc., a global pharmaceutical marketing company specializing in online solutions. From 2005 until 2006, Mr. Land served as Senior Vice President and Chief Financial Officer of Orchid Cellmark, Inc. (Nasdaq: ORCH), a DNA testing service provider that generates genetic profile information by analyzing an organism’s unique genetic identity. From 1997 until 2005, Mr. Land was Senior Vice President and Chief Financial Officer of NASDAQ-traded Genencor International, Inc., a global diversified genomics and proteomics company that went public during his tenure and was acquired in a $1.2 billion transaction in 2005. From 1991 to 1996, he served as Senior Vice President and Chief Financial Officer for publicly traded West Pharmaceutical Services, Inc. (NYSE: WST). Previously, Mr. Land was with Campbell Soup Company, Inc., where for nine years he held increasingly senior financial positions, including Vice President-Corporate Controller. Prior to joining Campbell Soup (NYSE: CPB), he was with Coopers and Lybrand for nine years. Mr. Land is a Certified Public Accountant and has a BBA degree in accounting and finance from Temple University. Mr. Land serves on the board of Anika Therapeutics, Inc.(Nasdaq: ANIK) as Chairperson of the Audit Committee.

A description of the material terms of Mr. Land’s employment agreement with the Company is set forth under Item 1.01 above.

Item 9.01               Financial Statements and Exhibits.

Exhibit 10.1                            Employment Agreement, dated as of May 28, 2008, by and between Clarient, Inc. and Raymond J. Land.

Exhibit 99.1                            Press release, dated May 29, 2008, issued by Clarient, Inc. announcing appointment of Raymond J. Land as Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: May 29, 2008	By:	/s/ Ronald A. Andrews
	Name:	Ronald A. Andrews
	Title:	Chief Executive Officer and Vice Chairman